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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                           ---------------------------

                               Hungry Minds, Inc.
                                (Name of Issuer)

   Class A Common Stock, $0.001 par value                   445549108
       (Title of class of securities)                     (CUSIP number)

                             Richard S. Rudick, Esq.
                                 General Counsel
                             John Wiley & Sons, Inc.
                                605 Third Avenue
                          New York, New York 10158-0012
                                  212-850-6000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 With a copy to:
                                Simeon Gold, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                  212-310-8000

                               September 24, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

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
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
CUSIP No.                    445549108                                    13D
---------------------------------------------------------------------
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       JOHN WILEY & SONS, INC.
                    I.R.S. IDENTIFICATION NOS.
                    OF ABOVE PERSONS:  135593032
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (a) [X]
                                                                                                                           (b) [ ]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               BK

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             New York

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          14,524,314  shares of Class A Common Stock (See
         OWNED BY                                                                  Item 5)
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     14,524,314  shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       14,524,314  shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          98.1%
                                                                                                                 (See Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------


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
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
CUSIP No.                    445549108                                    13D
---------------------------------------------------------------------
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         WILEY HMI HOLDINGS, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON: 13-4188345
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (a) [X]
                                                                                                                           (b) [ ]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               AF

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             Delaware

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          14,524,314 shares of Class A Common Stock (See
         OWNED BY                                                                  Item 5)
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          98.1%
                                                                                                                 (See Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------


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
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
CUSIP No.                    445549108                                    13D
---------------------------------------------------------------------
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         HMI INVESTMENT, LIMITED
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON: 98-0356519
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (a) [X]
                                                                                                                           (b) [ ]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               AF

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             United Kingdom

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          14,524,314 shares of Class A Common Stock (See
         OWNED BY                                                                  Item 5)
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          98.1%
                                                                                                                 (See Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------

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
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
CUSIP No.                    445549108                                    13D
---------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         HMI INVESTMENT, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON: 13-4187004
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (a) [X]
                                                                                                                           (b) [ ]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               AF

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             Delaware

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          14,524,314 shares of Class A Common Stock (See
         OWNED BY                                                                  Item 5)
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          98.1%
                                                                                                                 (See Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------


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
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
CUSIP No.                    445549108                                    13D
---------------------------------------------------------------------
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         HMI ACQUISITION CORP.
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON: 13-4187012
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (a) [X]
                                                                                                                           (b) [ ]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               AF

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             Delaware

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          14,524,314 shares of Class A Common Stock (See
         OWNED BY                                                                  Item 5)
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       14,524,314 shares of Class A Common Stock (See
                                                                                   Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          98.1%
                                                                                                                 (See Item 5)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------

           This Amendment No. 2 (the "Amendment") to the Statement on Schedule 13D amends and supplements the Statement on Schedule 13D (the "Schedule 13D") originally filed on August 20, 2001 by HMI Acquisition Corp., a Delaware Corporation ("Purchaser") and indirect (formerly direct) wholly owned subsidiary of John Wiley & Sons, Inc., a New York Corporation ("Wiley"), relating to the offer by Purchaser to purchase all of the outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Hungry Minds, Inc., a Delaware Corporation (the "Company"), at a purchase price of $6.09 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2001, filed as Exhibit (a)(1)(A) to the Schedule TO (the "Offer to Purchase, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The item numbers and responses thereto below are in accordance with the requirements of Schedule 13D. Capitalized terms used but not defined in this Final Amendment shall have the meaning assigned to them in the Schedule 13D.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

               The last paragraph of Item 3, as amended in Amendment No. 1 of the Schedule 13D filed on September 21, 2001, is hereby amended and supplemented as follows:

               "A copy of the Credit Agreement is attached hereto as Exhibit 5 and is incorporated herein by reference."


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 Agreement and Plan of Merger, dated as of August 12, 2001, by and among Wiley, HMI Acquisition Corp. and the Company (incorporated herein by reference to Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Wiley and HMI Acquisition Corp. on August 20, 2001).*

Exhibit 2 Voting and Tender Agreement, dated as of August 12, 2001, by and among Wiley, HMI Acquisition Corp. and IDG (incorporated herein by reference to Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Wiley and HMI Acquisition Corp. on August 20, 2001).*

Exhibit 3 Confidentiality Agreement, dated as of May 29, 2001, between Wiley and the Company (incorporated by reference to Exhibit
                  (e)(3) to the Schedule 14D-9 filed by the Company on August 20, 2001).*

Exhibit 4 Joint Filing Agreement, dated as of August 20, by and among Wiley and HMI Acquisition Corp. to file this Statement on
                  Schedule 13D with respect to the beneficial ownership by the undersigned of shares of the Class A Common Stock, par value $0.001 per share, of Hungry Minds, Inc. (incorporated by reference to Exhibit 4 to the Schedule 13D filed by the Company on August 21, 2001).*

Exhibit 5 $300,000,000 Credit Agreement, dated as of September 21, 2001, by and among Wiley, the lenders from time to time and parties thereto, UBS and UBSW.



-----------------------------
*Previously filed

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: September 24, 2001


                                          JOHN WILEY & SONS, INC.

                                          By: /s/ Richard S. Rudick
                                              ---------------------------------
                                              Name: Richard S. Rudick
                                              Title: Senior Vice President
                                                     and General Counsel

                                 EXHIBIT INDEX


Exhibit 1 Agreement and Plan of Merger, dated as of August 12, 2001, by and among Wiley, HMI Acquisition Corp. and the Company (incorporated herein by reference to Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Wiley and HMI Acquisition Corp. on August 20, 2001).*

Exhibit 2 Voting and Tender Agreement, dated as of August 12, 2001, by and among Wiley, HMI Acquisition Corp. and IDG (incorporated herein by reference to Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Wiley and HMI Acquisition Corp. on August 20, 2001).*

Exhibit 3 Confidentiality Agreement, dated as of May 29, 2001, between Wiley and the Company (incorporated by reference to Exhibit
                  (e)(3) to the Schedule 14D-9 filed by the Company on August 20, 2001).*

Exhibit 4 Joint Filing Agreement, dated as of August 20, by and among Wiley and HMI Acquisition Corp. to file this Statement on
                  Schedule 13D with respect to the beneficial ownership by the undersigned of shares of the Class A Common Stock, par value $0.001 per share, of Hungry Minds, Inc. (incorporated by reference to Exhibit 4 to the Schedule 13D filed by the Company on August 21, 2001).*

Exhibit 5 $300,000,000 Credit Agreement, dated as of September 21, 2001, by and among Wiley, the lenders from time to time and parties thereto, UBS and UBSW.



-----------------------------
*Previously filed